Exhibit (m)(5)(i)

AMENDED SCHEDULE A

with respect to

VOYA SERIES FUND, INC.

SECOND AMENDED AND RESTATED

SHAREHOLDER SERVICE AND DISTRIBUTION PLAN

CLASS R SHARES

Name of Funds

Voya Capital Allocation Fund

Voya Corporate Leaders 100 Fund

Voya Global Target Payment Fund

Voya Mid Cap Value Advantage Fund

Voya Money Market Fund

Voya Small Company Fund

Date last updated: November 19, 2015